Exhibit 99.1

Waitr Holdings Appoints Rusty Holzer and Buddy Ortale to the Board of Directors

LAFAYETTE, La. — April 28, 2020 – Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr” or the “Company”), a leader in on-demand food ordering and delivery, today announced that the Company appointed Charles “Rusty” Holzer and Buford “Buddy” Ortale to the Board of Directors, effective April 23, 2020. Mr. Holzer has been appointed as a member of the Compensation Committee and Mr. Ortale has been appointed as a member of the Audit Committee.

“We are excited to welcome Rusty and Buddy to our Board. They both bring decades of leadership in key areas, such as operations and financing,” said Carl Grimstad, Chairman and CEO of Waitr. “We look forward to their valuable perspective and direction as we continue our mission of supporting our restaurants, diners and drivers.”

Mr. Holzer is a director of his family-owned real estate company.  His responsibilities have included the acquisition, financing, development and management of $1 billion in various real estate transactions; the creation, operation and eventual sale of a nationwide commercial mortgage finance company; as well as the purchase of various non-performing loan packages from the Resolution Trust Company and other financial institutions. Additionally, he supervises the retail division of his family holdings where representative tenants have included Louis Vuitton, Chanel, and Van Cleef and Arpels. Mr. Holzer serves on the board of the Treehouse Real Estate Investment Trust Inc., Equus Foundation, BeaconLight and is a trustee of the Rogal Foundation, a charitable trust, where he is responsible for the selection of investment managers, as well as allocating assets.

Mr. Ortale is a principal of Sewanee Ventures, a private investment firm he founded in 1996. He is a partner in NTR, a Los Angeles based private equity firm focused on the energy sector, as well as a partner in Armour Capital Management, LP, the external manager of a $10 billion asset mortgage REIT. He is on the board of and chairman of the audit committee of Benefit Street Realty Partners, a $3 billion asset commercial mortgage REIT, and was recently elected to the board of Broadtree Residential, a multifamily REIT. He also serves on the boards of Intrensic, an evidence management software company and Remote Care Partners, a software-based platform for remote health monitoring. He is a board advisor to Western Express, a privately held $700 million nationwide truckload carrier. Mr. Ortale began his career with Merrill Lynch’s Merchant Banking Group in New York in 1987. He was subsequently a Founder and Managing Director of NationsBanc’s (Bank of America) High Yield Bond Group.

As a result of the appointments of Mr. Holzer and Mr. Ortale to the Board and to the Compensation Committee and Audit Committee of the Board, respectively, the Company has now regained compliance with Nasdaq Listing Rule 5605.

About Waitr Holdings Inc.

Founded in 2013 and based in Lafayette, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Waitr, and its sister brand Bite Squad, connects local restaurants and grocery stores to hungry diners in underserved U.S. markets. Together they are a convenient way to discover, order and receive great food from local restaurants, grocery stores and national chains. As of December 31, 2019, Waitr and Bite Squad operated in small and medium sized markets in the United States in approximately 640 cities.

Contacts:

Investors

WaitrIR@icrinc.com